                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration Nos. 333-45607
                                                                        33-51449
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 27, 1998)


                               U.S. $500,000,000
                     BellSouth Capital Funding Corporation
                          MEDIUM-TERM NOTES, SERIES C
                            ------------------------
                Due from 9 Months to 40 Years from Date of Issue
                            ------------------------

    BellSouth Capital Funding Corporation (the "Company") may offer from time to time its Medium-Term Notes, Series C (the "Notes") at such initial public offering prices as will result in aggregate net proceeds to the Company of up to U.S.$500,000,000, or the equivalent thereof in other currencies, including composite currencies such as the European Currency Unit (the "Specified Currency"). Such amount may be reduced by the aggregate principal amount of an additional series of medium-term notes of the Company in bearer or registered form to be offered outside the United States concurrently with the offering of the Notes (the "Euro Notes"). See "Plan of Distribution." The interest rate on each Note will be either a fixed rate (a "Fixed Rate Note") established by the Company at the date of issue of such Note, which may be zero in the case of certain Notes issued at a price representing a substantial discount from the principal amount payable upon maturity, or a floating rate (a "Floating Rate Note") as set forth therein and specified in the applicable Pricing Supplement. Fixed Rate Notes may pay an amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note").

    Interest on each Note (and principal on each Amortizing Note) is payable on the dates set forth herein or in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Notes may not be redeemed by the Company prior to maturity and will be issued in fully registered form in denominations of U.S.$1,000 (or, in the case of Notes not denominated in U.S. dollars, the equivalent thereof in the Specified Currency, rounded down to the nearest 1,000 units of the Specified Currency) or any amount in excess thereof which is an integral multiple of 1,000 U.S. dollars or units of the Specified Currency.

    Notes issued in Specified Currencies other than the U.S. dollar may subject a U.S. holder to currency exchange risks. See "Important Currency Exchange Information" and "Foreign Currency Risks" beginning on page S-2 for certain information that should be considered by prospective investors.

    Each Note will be issued either in certificated form (a "Certificated Note") registered in the name of the holder or its nominee or in global form (a "Global Note") registered in the name of a nominee of The Depository Trust Company, the depositary (the "Depositary"), as set forth in the applicable Pricing Supplement. Interests in Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants ("Book-Entry Notes"). Book-Entry Notes will not be issuable as Certificated Notes except under the circumstances described in the accompanying Prospectus.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR ANY SUPPLEMENT HERETO OR
   THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                        Price to              Agents'                   Proceeds to
                                       Public(1)          Commissions(2)               Company(2)(3)
                                       ---------          --------------               -------------
Per Note............................      100%              .100%-.750%               99.900%-99.250%
Total(4)(5).........................  $500,000,000      $500,000-$3,750,000      $499,500,000-$496,250,000

---------------
(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued at 100% of their principal amount.
(2) The Company will pay to the Agents named below or others (collectively, the "Agents") a commission ranging from .100% to .750% of the principal amount of any Note, depending upon the maturity of the Note, sold through such Agent. The Company may also sell Notes to the Agents or others, as principal, at negotiated discounts, for resale to investors and other purchasers.
(3) Assuming Notes are issued at 100% of their principal amount and before deducting expenses payable by the Company estimated at $350,000, including reimbursement of certain of the Agents' expenses.
(4) Or the equivalent thereof in other currencies, including composite currencies.
(5) As such amount may be reduced by the aggregate principal amount issued and sold of the Euro Notes. See "Plan of Distribution."

                            ----------------------------

    Offers to purchase the Notes are being solicited from time to time by the Agents on behalf of the Company. The Agents have agreed to use their reasonable best efforts to solicit purchases of such Notes. The Company may also sell Notes to the Agents acting as principal for their own account for resale to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale, to be determined by the Agents. In addition, the Company may sell the Notes directly to investors in those jurisdictions where such offering by the Company is authorized. No termination date for the offering of the Notes has been established. The Company or the Agents may reject any offer in whole or in part. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. See "Plan of Distribution."
                            ------------------------

MORGAN STANLEY DEAN WITTER
                         GOLDMAN, SACHS & CO.
                                             MERRILL LYNCH & CO.
February 27, 1998

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OR THEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BELLSOUTH CORPORATION ("BELLSOUTH") OR BY THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR BELLSOUTH SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN HEREIN OR THEREIN. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                         ------------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                         ------------------------------

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

     Purchasers are required to pay for the Notes in the Specified Currency, and payments of principal of, and interest on, such Notes will be made in the Specified Currency, unless otherwise provided in the applicable Pricing Supplement. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies, and vise versa. Accordingly, payment of principal of and interest on Notes in a Specified Currency other than U.S. dollars will be made from an account at a bank outside of the United States, unless alternative arrangements are made. (See "Description of Notes" and "Foreign Currency Risks.")

     If the applicable Pricing Supplement provides for payments of principal and interest on a non-U.S. dollar denominated Note to be made in U.S. dollars, or for payments of principal and interest on a U.S. dollar denominated Note to be made in a Specified Currency other than U.S. dollars, the conversion of the Specified Currency into U.S. dollars or U.S. dollars into the Specified Currency, as the case may be, will be handled by The Bank of New York in its capacity as Exchange Rate Agent. The costs of such conversion will be borne by the holder of a Note through deduction from such payments.

     References herein to "U.S. dollars" or "U.S.$" or "$" are to the currency of the United States of America.

                             FOREIGN CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Notes that are denominated in a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events over which the Company and BellSouth have no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation of the currency specified in a Note against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

     THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A FOREIGN CURRENCY OR A COMPOSITE CURRENCY AND THE COMPANY AND BELLSOUTH DISCLAIM ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN SPECIFIED CURRENCIES OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     Notes denominated in foreign currencies other than ECUs will not be sold in, or to residents of, the country of the Specified Currency in which particular Notes are denominated.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company and BellSouth disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase of, holding of, or receipt of payments of principal of and interest on, the Notes. Such persons should consult their own counsel with regard to such matters.

     Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal of, and premium, if any, or interest on a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available at such Note's maturity. In that event, the Company would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent Record Date. (See "Description of Notes -- Payment Currency.")

GOVERNING LAW AND JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of New York. In the event an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a court in the United States, it is likely that such court would grant judgment relating to the Notes only in U.S. dollars. If an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a New York court, however, such court would render or enter a judgment or decree in the Specified Currency. Such judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. The Indenture provides that the rate of exchange to be used in determining any such judgment shall be such reasonable basis for exchange as the Company may specify in a written notice to the Trustee or, in absence of such written notice, as the Trustee may determine.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for BellSouth Corporation ("BellSouth") and its consolidated subsidiaries for the periods indicated.

    YEARS ENDED DECEMBER 31
--------------------------------
1997   1996   1995   1994   1993
----   ----   ----   ----   ----
7.17x  6.55x  4.24x  5.34x  2.98x

     For the purpose of this ratio: (i) earnings have been calculated by adding income before income taxes, gross interest expense, such portion of rental expense representative of the interest factor on such rentals and equity in losses from less-than-50%-owned investments (accounted for under the equity method of account-

ing) less the excess of earnings over distributions from less-than-50%-owned investments (accounted for under the equity method of accounting); (ii) fixed charges are comprised of gross interest expense and such portion of rental expense representative of the interest factor on such rentals.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Securities set forth in the Prospectus, to which description reference is hereby made. The particular terms of the Notes offered by any pricing supplement (a "Pricing Supplement") will be described therein. The terms and conditions set forth in "Description of Notes" will apply to each Note unless otherwise specified herein or in the applicable Pricing Supplement and in such Note.

     If any Note is not to be denominated in U.S. dollars, the applicable Pricing Supplement will specify the currency or currencies, including composite currencies such as the European Currency Unit ("ECU"), in which the principal and interest with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination, including exchange rates for the Specified Currency as against the U.S. dollar at selected times during the last five years, and any exchange controls affecting such Specified Currency. (See "Foreign Currency Risks.")

GENERAL

     The Notes offered hereby constitute a single series of Notes, and the Euro Notes, if any, will constitute a separate single series of notes to be issued under the Indenture referred to in the Prospectus. The Notes and the Euro Notes may be issued from time to time in such amounts as will result in aggregate net proceeds to the Company of up to $500,000,000 or the equivalent thereof in one or more foreign or composite currencies. Such amount may be increased from time to time as authorized by, or pursuant to authority delegated by, the Board of Directors of the Company.

     The Notes will mature on any day from nine months to 40 years from the date of issue, as selected by the purchaser and agreed to by the Company. For this purpose, (i) the principal amount of any Original Issue Discount Note (as defined below) means the Issue Price (as defined below) of such Note and (ii) the principal amount of any Note issued in a foreign currency or composite currency means the U.S. dollar equivalent on the trade date of the Issue Price of such Note. Except as may be specified for Notes denominated in foreign currencies or ECUs or as otherwise provided in the Pricing Supplement, the Notes will be issued only in fully registered form in denominations of U.S. $1,000 or any amount in excess thereof which is an integral multiple of U.S. $1,000.

     Except as otherwise required by applicable law, notes denominated in a Specified Currency will be issued in denominations of the equivalent of U.S. $1,000 (rounded down to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency as determined by the Federal Reserve Bank of New York for the noon buying rate in New York City for cable transfers of such Specified Currency (the "Market Exchange Rate") on the Business Day immediately preceding the date of issuance; provided, however, in the case of ECUs, Market Exchange Rate shall be the rate of exchange determined by the Commission of the European Communities (or any successor thereto) as published in the Official Journal of the European Communities, or any successor publication, on the Business Day immediately preceding the date of issuance.

     The Notes will be offered on a continuing basis. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction.

     The applicable Pricing Supplement will specify whether the related Note will be issued as a Certificated Note or a Book-Entry Note, the interest rate or interest rate formula, maturity and any other terms on which each Note will be issued.

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund and will not be redeemable prior to maturity.

     Principal and interest will be payable, transfer of the Notes will be registrable and the Notes will be exchangeable (except as described in "Book-Entry System") at the agency in the Borough of Manhattan, the City of New York, which on the date hereof is at the office of The Bank of New York, 101 Barclay Street, New York, New York.

     Payments of interest on Notes in a currency other than U.S. dollars will be made by mailing a check, a draft or by wire transfer as agreed to by the Noteholders and the Company in the Specified Currency from an account at a bank outside of the United States.

     "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or Atlanta and
(i) with respect to Notes denominated in a Specified Currency other than U.S. dollars or ECUs, in the principal financial center of the country of the Specified Currency, (ii) with respect to Notes denominated in ECUs or other composite currencies, in Brussels, that is not a non-ECU clearing day (as determined by the ECU Banking Association in Paris) and (iii) with respect to LIBOR Notes (as defined below), that is also a London Banking Day. "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     An "Interest Payment Date" or "Installment Date" with respect to any Note shall be a date on which, under the terms of such Note, regularly scheduled interest or, in the case of an Amortizing Note, principal and interest, respectively, shall be payable.

     "Original Issue Discount Note" means (i) any Note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture and (ii) any other Note which for United States federal income tax purposes would be considered an original issue discount note.

     The "Record Date" with respect to any Interest Payment Date shall be the date 15 calendar days prior to such Interest Payment Date, whether or not such Interest Payment Date shall be a Business Day; provided, with respect to interest payable at maturity (whether or not the date of maturity is an Interest Payment Date) the Record Date for such interest payment due on such date shall be the date of maturity.

     The Notes will be general unsecured obligations of the Company but will be entitled to the benefits of a Support Agreement with BellSouth as described in the accompanying Prospectus.

PAYMENT CURRENCY

     If the applicable Pricing Supplement provides for payments of interest and principal on non-U.S. dollar denominated Notes to be made, at the option of the Noteholders, in U.S. dollars, conversion of the Specified Currency into U.S. dollars will be based on the highest bid quotation in the City of New York received by the Exchange Rate Agent at approximately 11:00 A.M. New York City time on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to the holders of Notes and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the holders of Notes by deductions from such payments.

     Except as set forth below, if the principal of, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, the Company will be entitled to satisfy its obligations to holders of the Notes by making such payments in U.S. dollars on the basis of the

Market Exchange Rate on the date of such payment or if such date of exchange is not available as of the most recent available date. Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default, as defined in the accompanying Prospectus.

     If payment in respect of a Note is required to be made in ECUs and ECUs are unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control or are no longer used in the European Monetary System, then all payments in respect of such Note shall be made in U.S. dollars until ECUs are again available or so used. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of the ECU in U.S. dollars, determined as described below, as of the second Business Day prior to the date on which such payment is due.

     The equivalent of the ECU in U.S. dollars as of any date shall be determined by the Company or its agent on the following basis. The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts that were components of the ECU as of the last date on which the ECU was used in the European Monetary System. The equivalent of the ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Company or such agent on the basis of the most recently available Market Exchange Rates for such Components.

PAYMENTS OF PRINCIPAL AND INTEREST

     Each Fixed Rate Note will bear interest from the date of issuance at the annual rate stated on the face thereof until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable to the person in whose name the Note is registered at the close of business on the applicable Record Date; provided, that interest payable at maturity (whether or not the date of maturity is an Interest Payment Date) will be payable to the person to whom principal is payable. Unless otherwise specified in the applicable Pricing Supplement, payments of principal and interest on Amortizing Notes will be made either quarterly on the 1st day of March, June, September and December or semiannually on the 1st day of March and September, as set forth in the applicable Pricing Supplement, and at maturity. The initial interest payment on a Note will be made on the first Interest Payment Date falling after the date the Note is issued; provided, however, that payments of interest (or, in the case of an Amortizing Note, principal and interest) on a Note issued less than 15 calendar days before an Interest Payment Date or Installment Date may be paid on the next succeeding Interest Payment Date or Installment Date to the holder of record on the Record Date with respect to such succeeding Interest Payment Date or Installment Date. (See "Taxation -- Original Issue Discount Notes".) If any Interest Payment Date relating to a Fixed Rate Note or Installment Date for any Note would otherwise be a day that is not a Business Day, the payment will be postponed to the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date or Installment Date. Interest rates are subject to change without notice by the Company from time to time, but no such change will affect any Notes theretofore issued.

     Payment of interest (or, in the case of Amortizing Notes, principal and interest other than principal and interest due at maturity ("Installments")) on Notes in registered form may be made by check mailed to the address of the person entitled thereto as it appears on the Note register. Notwithstanding the foregoing, (a) the Depositary, as holder of record of Global Notes, shall be entitled to receive payments of interest or Installments by wire transfer of immediately available funds and (b) a holder of record of $10 million or more in aggregate principal amount of Certificated Notes having the same Interest Payment Date or Installment Date (whether or not other terms of such Certificated Notes are identical) shall be entitled to receive payments of interest or Installments by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the Paying Agent not less than 15 days prior to the applicable Interest Payment Date or Installment Date. Payments at maturity will be made only upon presentation and surrender thereof at the corporate trust office of the Paying Agent or such other office or agency designated by BellSouth.

     Certain of the Notes may be considered to be issued with original issue discount which must be included in income for United States federal income tax purposes. (See "Taxation -- Original Issue Discount Notes".) Special considerations applicable to any such Notes will be described in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable on March 1 and September 1 of each year and at maturity. Except as provided below, unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable:
(i) in the case of Notes with a daily, weekly or monthly Interest Reset Date (as defined below), on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the applicable Pricing Supplement; (ii) in the case of Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December; (iii) in the case of Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the applicable Pricing Supplement; and (iv) in the case of Notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Payment Date (other than the maturity date) for any Floating Rate Note would fall on a day that is not a Business Day, such Interest Payment Date will be postponed to the following day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day. If the maturity date of a Floating Rate Note (including a LIBOR Note) would fall on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payments shall accrue for the period from and after such maturity date.

     Each Floating Rate Note will bear interest at a rate determined by reference to an interest rate basis (the "Base Rate"), which may be adjusted by a Spread or Spread Multiplier (each as defined below). The applicable Pricing Supplement will designate one of the following Base Rates as applicable to each Floating Rate Note: (a) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (b) LIBOR (a "LIBOR Note"), (c) the Treasury Rate (a "Treasury Rate Note") or (d) such other Base Rate as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, with certain exceptions, is 25% per annum on a simple interest basis.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week (except as provided below); in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement). If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business

Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement as being an adjustment to the interest rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note.

     Unless otherwise specified in the applicable Pricing Supplement, interest payments shall be the amount of interest accrued from the date of issue or from the last date to which interest has been paid to, but excluding, the Interest Payment Date (an "Interest Period"). In the case of a Floating Rate Note on which interest is reset daily or weekly, interest payments shall be, unless otherwise specified, the amount of interest accrued from the date of issue or from the last date to which interest has been paid, as the case may be, to, and including, the Record Date immediately preceding such Interest Payment Date, except that at maturity, the interest payable will include interest accrued to, but excluding, the maturity date.

     With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the Interest Period or from the last date from which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the cases of Commercial Paper Rate Notes and LIBOR Notes, or by the actual number of days in the year in the case of Treasury Rate Notes. The interest rate applicable to any day that is an Interest Reset Date is the interest rate for such Interest Reset Date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate, as described below).

     The applicable Pricing Supplement shall specify a calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

     All percentages resulting from any calculation on the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent rounded upward).

     The interest rate in effect with respect to a Floating Rate Note from the Issue Date to the first Interest Reset Date (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement. The interest rate for each subsequent Interest Reset Date will be determined by the Calculation Agent as follows:

  Commercial Paper Rate Notes

     Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Commercial Paper Rate" for each Interest Reset Date will be determined on the Calculation Date (as defined below) by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a "Commercial Paper Interest Determination Date") and shall be the Money Market Yield (as defined below) on such Commercial Paper Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" ("H.15(519)"), or any successor publication, under the caption "Commercial
Paper -- Nonfinancial". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date, then the Commercial Paper Rate shall be the

Money Market Yield on such Commercial Paper Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date of three leading dealers of commercial paper in the City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity, placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                             D X 360
 Money Market Yield =  --------------------  X 100
                          360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which interest is being calculated.

     The interest rate for each such Interest Reset Date shall be the Commercial Paper Rate applicable to such Interest Reset Date plus or minus the Spread or multiplied by the Spread Multiplier, as specified in the applicable Pricing Supplement; however, the interest rate in effect for the period from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate. In addition, if any Commercial Paper Rate Note is issued between a Record Date and the related Interest Payment Date, and such Note has weekly Interest Reset Dates, then, notwithstanding the fact that an Interest Reset Date will occur prior to such Interest Payment Date, the Initial Interest Rate set forth in the Pricing Supplement applicable to such Note shall remain in effect through the first Interest Reset Date occurring on or subsequent to such Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" pertaining to a Commercial Paper Interest Determination Date will be the earlier of (i) the 10th calendar day after such Commercial Paper Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding each Interest Payment Date or Maturity Date, as the case may be.

  LIBOR Notes

     LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Reset Date will be determined by the Calculation Agent as follows:

          (i) On the second London Banking Day prior to the Interest Reset Date (a "LIBOR Determination Date"), the Calculation Agent will determine (a) the arithmetic mean of the offered rates for deposits in United States dollars for the period of the Index Maturity which appear on the Reuters Screen LIBO Page at approximately 11:00 A.M., London time, on such LIBOR Determination Date if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for deposits in United States dollars for the period of the Index Maturity that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on such LIBOR Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as Page "LIBO" on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page on the service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

          (ii) If fewer than two offered rates appear on the Reuters Screen LIBO Page or the rate appears on Telerate Page 3750, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotations for deposits in the United States dollars for the period of the Index Maturity to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1 million that is representative of a single transaction in such market at such time. If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that LIBOR Determination Date will be the arithmetic mean of rates quoted by three major banks in the City of New York selected by the Calculation Agent (after consultation with the Company) at approximately 11:00 A.M., New York City time, on such LIBOR Determination Date for loans in U.S. dollars to leading European banks, for the period of the Index Maturity and in a principal amount equal to an amount of not less than U.S. $1 million that is representative for a single transaction in such market to such time; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting rates as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such LIBOR Interest Determination Date.

     The interest rate for each Interest Reset Date shall be LIBOR plus or minus the Spread or multiplied by the Spread Multiplier as specified in the applicable Pricing Supplement; provided, however, the interest rate in effect for the period from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate. In addition, if any LIBOR Note is issued between a Record Date and the related Interest Payment Date, and such Note has weekly Interest Reset Dates, then, notwithstanding the fact that an Interest Reset Date will occur prior to such Interest Payment Date, the Initial Interest Rate set forth in the Pricing Supplement applicable to such Note shall remain in effect through the first Interest Reset Date occurring on or subsequent to such Interest Payment Date.

  Treasury Rate Notes

     Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Reset Date, the rate for the auction held on the Treasury Rate Determination Date, as defined below, pertaining to such Interest Reset Date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "Treasury
Bills -- auction average (investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Treasury Rate Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Treasury Rate Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York

City time, on such Treasury Rate Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate for such Interest Reset Date will be the Treasury Rate in effect on such Treasury Rate Determination Date.

     The "Treasury Rate Determination Date" pertaining to an Interest Reset Date will be the day of the week in which such Interest Reset Date falls on which Treasury Bills would normally be auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction should fall on an Interest Reset Date, then such Interest Reset Date shall be postponed to the next succeeding Business Day.

     The interest rate for each such Interest Reset Date shall be the Treasury Rate plus or minus the Spread or multiplied by the Spread Multiplier as specified in the applicable Pricing Supplement; provided, however, the interest rate in effect for the period from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate. In addition, if any Treasury Rate Note is issued between a Record Date and the related Interest Payment Date, and such Note has weekly Interest Reset Dates, then, notwithstanding the fact that an Interest Reset Date will occur prior to such Interest Payment Date, the Initial Interest Rate set forth in the Pricing Supplement applicable to such Note shall remain in effect through the first Interest Reset Date occurring on or subsequent to such Interest Payment Date. The "Calculation Date" pertaining to a Treasury Rate Determination Date will be the earlier of (i) the 10th calendar day after such Treasury Rate Determination Date, or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding each Interest Payment Date or Maturity Date, as the case may be.

PAYMENTS ON AMORTIZING NOTES

     Amortizing Notes are securities for which payments of principal and interest are made in Installments over the life of the security. Interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request, to subsequent holders.

BOOK-ENTRY SYSTEM

     Upon issuance, all Book-Entry Notes having the same issue date, interest rate, if any, amortization schedule, if any, and maturity date will be represented by a single Global Note. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Certificated Notes will not be exchangeable for Book-Entry Notes and, except under the circumstances described in the Prospectus under "Description of Securities -- Registered Global Securities," Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable as Certificated Notes.

     A further description of the Depositary's procedures with respect to Global Notes representing Book-Entry Notes is set forth in the Prospectus under "Description of Securities -- Registered Global Securities." The Depositary has confirmed to the Company that it intends to follow such procedures.

                                    TAXATION

     In the opinion of Davis Polk & Wardwell, special tax counsel to the Company and BellSouth, the following summary accurately describes the principal United States federal income tax consequences of ownership and disposition of the Notes. The discussion addresses only initial holders who purchase the Notes at their "issue price," that is, the first price at which a substantial amount of such Notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, dealers in securities or foreign currencies, persons holding Notes as a hedge or as a position in a "straddle," conversion transaction, or other integrated transaction, or whose functional currency (as defined in Section 985 of the Code) is not the United States dollar. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions and existing and proposed Treasury Regulations currently in effect, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "Holder" means an owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     Payments of Interest. Interest paid on a Note will generally be taxable to a Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder's method of accounting for federal income tax purposes. Under the OID Regulations, all payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of the Notes and will be taxed in the manner described below under "Original Issue Discount Notes." Special rules governing the treatment of interest paid with respect to Original Issue Discount Notes, including certain Floating Rate Notes and Foreign Currency Notes, are described under "Original Issue Discount Notes" and "Foreign Currency Notes".

     Original Issue Discount Notes. A Note that is issued for an amount less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for federal income tax purposes (an "Original Issue Discount Note"). The stated redemption price at maturity of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest." "Qualified stated interest" is stated interest unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate of interest. In addition, stated interest on Floating Rate Notes that is based on a single qualified floating rate (such as Commercial Paper Rate, LIBOR or Treasury Rate) will generally constitute qualified stated interest if such interest is unconditionally payable at least annually during the term of the Note. If interest on a debt instrument is stated at a fixed rate for an initial period of one year or less followed by a variable rate that is a qualified floating rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate. Two or more rates will be conclusively presumed to meet the requirements of the preceding sentences if the values of the applicable rates on the issue date are within 1/4 of 1 percent of each other. Special tax considerations (including possible original issue discount) may arise with respect to Floating Rate Notes providing for (i) one Base Rate followed by one or more Base Rates, (ii) a single fixed rate followed by a qualified floating rate or (iii) a Spread Multiplier. Purchasers of Floating Rate Notes with any of such features should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences will depend, in part, on the particular terms of the purchased Note. Special rules may also apply if a Floating Rate Note is subject to a cap, floor, governor or similar restrictions that is not fixed throughout the term of the Note and is reasonably expected as of the issue date to cause the yield on the Note to be significantly less or more than the expected yield determined without the restriction.

     If the difference between a Note's stated redemption price at maturity and its issue price is a de minimis amount, i.e., less than 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the Note will not be considered to have original issue discount. Holders of Notes with a de minimis amount of original issue discount will generally include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Note.

     A Holder of Original Issue Discount Notes will be required to include any qualified stated interest payments in income in accordance with the Holder's method of accounting for federal income tax purposes. Holders of Original Issue Discount Notes that mature more than one year from their date of issuance will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, regardless of whether cash payments attributable to such income are received.

     Under the OID Regulations, a Note that matures one year or less from its date of issuance will be treated as a "short-term Original Issue Discount Note." In general, a cash method Holder of a short-term Original Issue Discount Note is not required to accrue original issue discount for United States federal income tax purposes unless it elects to do so. Holders who make such an election, Holders who report income for federal income tax purposes on the accrual method and certain other Holders, including banks and dealers in securities, are required to include original issue discount in income on such short-term Original Issue Discount Notes as it accrues on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a Holder who is not required and who does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the short-term Original Issue Discount Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding), reduced by any interest received, through the date of sale, exchange or retirement. In addition, such Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

     Under the OID Regulations, a Holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a Note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest.

     The OID Regulations contain aggregation rules stating that in certain circumstances if more than one type of Note is issued as part of the same issuance of securities to a single holder, some or all of such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the related Pricing Supplement, the Company does not expect to treat any of the Notes as being subject to the aggregation rules for purposes of computing original issue discount.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a Note, a Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such Holder's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, increased by the amounts of any original issue discount previously includible in income by the Holder with respect to such Note and reduced by any principal payments received by the Holder, any amortizable bond premium used to offset qualified stated interest or allowed as a deduction as described below under "Amortizable Bond Premium" and, in the case of an Original Issue Discount Note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

     Subject to the discussion under "Foreign Currency Notes" below, gain or loss realized on the sale, exchange or retirement of a Note generally will be capital gain or loss (except, in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in the Holder's taxable income), and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. See "Original Issue Discount Notes" above. Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

     Amortizable Bond Premium. Under the Code and regulations, including new regulations generally effective for bonds acquired on or after March 2, 1998 (or by a certain election), if a Holder purchases a Note for an amount that is greater than the amount payable at maturity, the Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess, and may elect as prescribed in regulations to amortize such premium over the remaining term of the Note, based on the Holder's yield to maturity with respect to the Note as determined under the bond premium rules. A Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in the holder's income with respect to the Note in that accrual period. Under the new regulations, if the amortizable bond premium allocable to an accrual period exceeds the amount of qualified stated interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the Holder's prior interest inclusions on the Note; any excess is generally carried forward and allocable to the next accrual period. A Holder who elects to amortize bond premium must reduce his tax basis in the Note as described above under "Sale, Exchange or Retirement of the Notes." An election to amortize bond premium applies to all taxable debt obligations held by the Holder at the beginning of the first taxable year to which the election applies or thereafter acquired and may be revoked only with the consent of the Internal Revenue Service. The new regulations provide a restrictive automatic consent for a Holder to change its method of accounting for eligible bond premium in certain circumstances, if the change is made for the first taxable year for which the Holder must account for the bond under the new regulations.

     If a Holder makes a Constant Yield Election for a Note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the Holder's appertaining debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation.

     Foreign Currency Notes. The following summary relates to Notes that are denominated in a currency or currency unit other than the U.S. dollar ("Foreign Currency Notes").

     A Holder who uses the cash method of accounting and who receives a qualified stated interest payment in a foreign currency with respect to a Foreign Currency Note will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the Holder's tax basis in the foreign currency. A cash method Holder who receives such a payment in U.S. dollars pursuant to an option available under such Note will be required to include the amount of such payment in income upon receipt.

     To the extent the above paragraph is not applicable, a Holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period (or, where a Holder receives U.S. dollars, the amount of such payment in respect of such accrual period) and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). A Holder may elect to translate interest income (including original issue discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, alternatively, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

     Original issue discount and amortizable bond premium on a Foreign Currency Note are to be determined in the relevant foreign currency.

     Any loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a Holder who has not elected to amortize such premium under Section 171 of the Code will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account on a current basis will reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

     Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount (as determined pursuant to regulations under Section 988 of the Code) of such Note, and any payment with respect to accrued interest, determined on the date such payment is received or such Note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such Holder acquired such Note, and the U.S. dollar value of the accrued interest received, determined by translating such interest at the average exchange rate (or at the spot rate elected as described above) for the accrual period. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a Holder on the sale, exchange or retirement of the Foreign Currency Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the Holder or the "qualified business unit" of the Holder on whose books the Note is properly reflected. Any gain or loss realized by such a Holder in excess of such foreign currency gain or loss will generally be capital gain or loss (except, in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in the Holder's income).

     A Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Foreign Currency Notes by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash-method taxpayers, provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

     Backup Withholding. Certain noncorporate Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest (including original issue discount, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis by the Company through the Agents, who have agreed to use their reasonable best efforts to solicit such offers. The Company will have the sole right to accept offers to purchase Notes and may reject any offer to purchase Notes in whole or in part. The Agents will have the right to reject any offer to purchase Notes solicited by them in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. The Company will pay the Agents a commission, in connection with sales of Notes to purchasers solicited by such Agents, ranging from .100% to .750% of the principal amount of Notes so sold, depending upon the maturity of the Notes.

     The Company may also sell Notes to the Agents as principal for their own account at discounts to be agreed upon at the time of sale. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at 100% of the principal amount thereof less a commission equal to an agency sale of identical maturity and may be resold to investors and other purchasers at varying prices related to prevailing market prices at the time of resale or, if so agreed, at a fixed public offering price. The Agents may offer the Notes it has purchased as principal to other dealers. The Agents may sell the Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discounts allowed to any dealer will not be in excess of the discount to be received by the Agents from the Company. After the initial public offering of Notes that are to be resold by the Agents to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

     In order to facilitate the offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, the Notes in the open market. Finally, the Agents may reclaim selling concessions allowed to a dealer for distributing the Notes in the offering, if the Agents repurchase previously distributed Notes in transactions to cover short positions established in connection with the offering of the Notes, in stabilizing transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in these activities and may end any of these activities at any time.

     The Company has reserved the right to sell the Notes directly to investors, and may solicit and accept offers to purchase Notes directly from investors from time to time on its own behalf.

     Each of the Agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under such Act, and will reimburse the Agents for certain expenses.

     The Agents in the ordinary course of their business engage from time to time in securities transactions with and perform investment banking services for the Company and BellSouth.

     Concurrently with the offering of the Notes through the Agents as described herein, the Company may offer outside the United States an additional series of medium-term notes, which may have terms substantially similar to the terms of the Notes offered hereby (but will constitute a separate series for purposes of the Indenture), and which may be offered in bearer or registered form. Such Euro Notes will be offered pursuant to agency agreements with Morgan Stanley & Co. International Limited, Goldman Sachs International and/or Merrill Lynch International, acting as agents for the Company. Pursuant to such agency agreements,

Morgan Stanley & Co. International Limited, Goldman Sachs International and Merrill Lynch International may also purchase Euro Notes as principals for their own accounts for resale, and the Company may make direct sales of the Euro Notes on its own behalf. For this purpose, "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Any Euro Notes so offered and sold will reduce correspondingly the principal amount of Notes which may be offered by this Prospectus Supplement and the Prospectus.

     The Company has been advised by the Agents that the Agents intend to make a market in the Notes and the Series A and B Notes, but that the Agents are not obligated to do so and that the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

PROSPECTUS
                                  $727,265,000

                     BELLSOUTH CAPITAL FUNDING CORPORATION

                                DEBT SECURITIES

                        ISSUED UNDER A SUPPORT AGREEMENT
                                      WITH

                             BELLSOUTH CORPORATION

     BellSouth Capital Funding Corporation (the "Company") may offer its debt securities (the "Securities"), in one or more series, at such initial public offering prices as will result in aggregate net proceeds to the Company of up to U.S. $727,265,000 on terms to be determined at the time the Securities are offered for sale. When a particular series of the Securities is offered, a prospectus supplement ("Prospectus Supplement"), together with this Prospectus, will be delivered setting forth the terms of the Securities, including, where applicable, the specific designation, aggregate principal amount, currency (including composite currencies such as the ECU), denominations, maturity, rate of any interest (or manner of calculation thereof) and time of payment thereof, whether the Securities are issuable in registered form or bearer form or both, any redemption provisions, the initial public offering price, the names of any underwriters, dealers or agents, any compensation to such underwriters, dealers or agents and any other specific terms in connection with the offering and sale of such series.

     All of the Securities will have the benefit of a Support Agreement dated as of October 15, 1987, as amended as of August 1, 1992 (the "Support Agreement"), between the Company and BellSouth Corporation ("BellSouth"), the parent company and sole shareholder of the Company. In the Support Agreement, BellSouth has agreed to ensure the timely payment of principal, premium, if any, and interest owed on the Securities; however, no holder of the Securities will have recourse to or against the stock or assets of BellSouth Telecommunications, Inc. (the "Telephone Company") or any interest of BellSouth or the Company in the Telephone Company.

                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

               The date of this Prospectus is February 27, 1998.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BELLSOUTH OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR BELLSOUTH SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     BellSouth is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information filed by BellSouth can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following SEC Regional Offices: Room 1102, 13th Floor, 7 World Trade Center, New York, NY 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, IL 60661-2511. Such material can also be inspected at the New York, Boston, Midwest, Pacific and Philadelphia Stock Exchanges. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of the above documents which have been electronically filed through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Securities and Exchange Commission's website (http://www.sec.gov).

     The Company is not subject to the informational filing requirements of the SEC, and no documents have been or will be filed by the Company under the Exchange Act.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following document has been filed by BellSouth with the SEC (File No. 1-8607) and is incorporated herein by reference:

          (1) BellSouth's Annual Report on Form 10-K for the year ended December 31, 1997.

     All documents filed by BellSouth pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of any series of Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     COPIES OF THE ABOVE DOCUMENTS (EXCLUDING EXHIBITS) MAY BE OBTAINED UPON REQUEST WITHOUT CHARGE FROM THE OFFICE OF THE CONTROLLER OF BELLSOUTH, 1155 PEACHTREE STREET, N.E., 15G03, ATLANTA, GEORGIA 30309-3610 (TELEPHONE NUMBER 404-249-3290).

                     BELLSOUTH CAPITAL FUNDING CORPORATION

     The Company was incorporated in 1987 under the laws of the State of Georgia and has its principal executive offices at 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610 (telephone number 404-249-2000). The Company is a wholly-owned subsidiary of BellSouth.

     The Company's purpose is engaging in financing activities that will provide general working capital for BellSouth, including funds for use in connection with the diversification of BellSouth and in support of the activities of the subsidiaries of BellSouth ("Diversified Subsidiaries") other than the Telephone Company but including such subsidiaries of the Telephone Company whose operations are not subject to regulation by tariff. The Company will raise funds through the offering and sale of debt securities (the "Securities") in the United States, European and other overseas markets and lend the proceeds to BellSouth or the Diversified Subsidiaries. The Company will not engage in any separate business operations.

     On October 14, 1987, the SEC issued an order exempting the Company from the provisions of the Investment Company Act of 1940 (the "1940 Act"), provided that the Company complies with the provisions of Rule 3a-5 under such Act and that the Securities remain entitled to the benefits of the Support Agreement. See "Support Agreement" and "Use of Proceeds."

                               SUPPORT AGREEMENT

     Pursuant to the Support Agreement, BellSouth has agreed to cause the Company to maintain a positive tangible net worth as determined in accordance with generally accepted accounting principles. The Support Agreement also provides that BellSouth shall own, directly or indirectly, all the outstanding voting capital stock of the Company throughout the term of the Support Agreement.

     If the Company is unable to pay when due the principal, interest or premium, if any, owed on any of the Securities, BellSouth shall provide funds to the Company to assure that the Company will be able to pay when due such principal, interest or premium, if any. The Support Agreement provides that in the event of any default by BellSouth in meeting its obligations under such Support Agreement or in the event of default by the Company in the timely payment of principal, interest or premium, if any, owed on any Securities, holders of Securities or a trustee acting on their behalf shall be entitled to proceed directly against BellSouth, except that no holder of Securities or trustee acting on their behalf will have recourse to or against the stock or assets of the Telephone Company or any interest of BellSouth or the Company in the Telephone Company. Dividends declared and paid to BellSouth by the Telephone Company, which in 1997 aggregated approximately $2.0 billion, are not subject to this limitation. BellSouth's non-Telephone Company net book assets, which would also be available to holders of Securities under the Support Agreement, aggregated approximately $6.6 billion at December 31, 1997.

     Neither BellSouth nor the Company will be able to amend or terminate the Support Agreement so as to adversely affect the rights of holders of Securities without the written consent of all the holders of the then outstanding Securities maturing in more than one year. The holders of Securities maturing in less than one year shall have the benefit of the Support Agreement without giving effect to any such amendment or termination until the Securities held by them have been retired.

                             BELLSOUTH CORPORATION

     BellSouth was incorporated in 1983 under the laws of the State of Georgia and has its principal executive offices at 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610 (telephone number 404-249-2000).

     The Telephone Company serves, in the aggregate, approximately two-thirds of the population and one-half of the territory within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. The primary businesses conducted by the Diversified Subsidiaries are wireless and international communications services and advertising and publishing products.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Securities will be used to provide funds for the Diversified Subsidiaries and in connection with the diversification activities of BellSouth.

     The Company will remit to BellSouth or the Diversified Subsidiaries the cash or cash equivalents raised by the Company as soon as practicable after receipt thereof, but in no event later than six months after the Company receives such cash or cash equivalents. In the interim, the Company will invest any funds held by it only in securities permitted by Rule 3a-5(a)(6) of the SEC under the 1940 Act.

                           DESCRIPTION OF SECURITIES

     The following description sets forth certain general terms and provisions of the Securities of any series to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series.

     The Securities are to be issued under an Indenture dated as of August 1, 1992 among the Company, BellSouth and The Bank of New York, as successor to Wachovia Bank of Georgia, N.A. (the "Trustee").

     The following summaries of certain provisions of the Securities, the Indenture and the Support Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Support Agreement, including the definitions therein of certain terms. Particular sections of the Indenture which are relevant to the discussion are cited parenthetically. Capitalized terms used in this Prospectus which are defined in the Indenture shall have the same meaning herein as in the Indenture. The term "principal" when used herein includes, when appropriate, the premium, if any, on any series of Securities.

GENERAL

     The Indenture does not limit the amount of Securities which may be issued thereunder, and additional debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by, or pursuant to, a resolution of the Company's Board of Directors, by a Company Order signed by two Officers of the Company or by a supplemental indenture. Reference is made to the Prospectus Supplement for the following terms of the particular series or issue of Securities being offered hereby: (i) the title of the Securities of the series; (ii) if denominated in other than United States dollars, the currency of payment of the principal of and interest on the Securities of the series; (iii) any limit upon the aggregate principal amount of the Securities of the series; (iv) the date or dates on which the principal of the Securities of the series will mature; (v) the rate or rates (or manner of calculation thereof), if any, at which the Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Securities of the series in registered form, the record date for the interest payable on any interest payment date and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months; (vi) the place or places where the principal of and interest on the Securities of the series will be payable; (vii) any redemption or sinking fund provisions; (viii) if other than the principal amount thereof, the portion of the principal amount of Securities of the series which will be payable upon declaration of acceleration of the maturity thereof; (ix) whether the Securities of the series will be issuable in registered (and if so, whether such securities will be issuable as registered global Securities) or bearer form or both, any restrictions applicable to the offer, sale or delivery of Securities in bearer form ("Unregistered Securities") and whether, and the terms upon which, Unregistered Securities will be exchangeable for Securities in registered form ("Registered Securities") and vice versa; (x) if and under what circumstances the Company will pay additional amounts on the Securities of the series held by a person who is not a United States person in respect of taxes or similar charges withheld or deducted and, if so, whether the Company will have the option to redeem such Securities rather than pay such additional amounts; (xi) any index used to determine the amount of payments of principal of and interest on the Securities of the series; (xii) any depositary (a "Depositary") with respect to the Securities of such series; and (xiii) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Securities of such series. (Sections 2.01 and 2.02.)

     Unless otherwise indicated in the Prospectus Supplement, Registered Securities will be issued in denominations of $1,000 and integral multiples thereof, and Unregistered Securities will not be offered, sold or delivered in the United States or to United States persons in connection with their original issuance. Any special federal income tax considerations applicable to Unregistered Securities will be described in the Prospectus Supplement relating thereto.

     To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, interest on Unregistered Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of the Company located outside of the United States. (Section 2.05(c).) The Company will maintain a paying agent outside the United States to which the Unregistered Securities may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. (Section 2.04.)

     Registration of transfer of Registered Securities may be requested upon surrender thereof at any agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. Unregistered Securities and the coupons related thereto will be transferable by delivery. (Section 2.08.) To the extent not described herein, principal and interest will be payable, and the transfer of Registered Securities of a particular series will be registrable, in the manner described in the Prospectus Supplement relating to such series.

     Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Original Issue Discount Securities. "Original Issue Discount Security" means any Security which provides for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof or upon the occurrence and continuation of an event of default. (Section 1.01.)

REGISTERED GLOBAL SECURITIES

     The Registered Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a Depositary or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Registered Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. BellSouth anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by such Registered Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Securities. Ownership of beneficial interests in a Registered Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in such Registered Global Security will be shown on, and the transfer of such ownership will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants) in accordance with the procedures of the Depositary. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

     So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if any owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Registered Global Security would authorize the participants holding the beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal and interest payments of Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, BellSouth, the Trustee or any paying agent for such Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Securities represented by a Registered Global Security, upon receipt of any payment of principal or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts for customers registered in "street names" and will be the responsibility of such participants.

     If the Depositary for any Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company or BellSouth within 90 days, the Company will issue such Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Securities.

EXCHANGE OF SECURITIES

     Registered Securities may be exchanged for an equal aggregate principal amount of Registered Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the Registered Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent.

     To the extent permitted by the terms of a series of Securities authorized to be issued in registered form and unregistered form, Unregistered Securities may be exchanged for an equal aggregate principal amount of Registered or Unregistered Securities (containing identical terms and provisions) of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Securities
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

with all unpaid coupons relating thereto (except as may otherwise be provided in the Securities) at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(b).) As of the date of this Prospectus, it is expected that the terms of a series of Securities will not permit Registered Securities to be exchanged for Unregistered Securities.

LIEN ON ASSETS

     If at any time the Company mortgages, pledges or otherwise subjects to any lien the whole or any part of any property or assets now owned or hereafter acquired by it, except as hereinafter provided, the Company will secure the outstanding Securities, and any other obligations of the Company which may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge or lien, for as long as any such indebtedness or obligation is so secured. The foregoing covenant does not apply to the creation, extension, renewal or refunding of purchase-money mortgages or liens, or to the making of any deposit or pledge to obtain the benefits of any law relating to workers' compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it. (Section 4.02.)

     Neither the Indenture nor the Support Agreement restricts BellSouth from pledging or otherwise encumbering any of its assets.

SUCCESSOR ENTITIES

     Neither the Company nor BellSouth may consolidate with or merge into, or transfer or lease its property and assets substantially as an entirety to, another entity unless the successor entity is a United States corporation and, in the case of the Company, assumes all the obligations of the Company under the Securities and any coupons related thereto and the Indenture and, in the case of BellSouth, assumes all the obligations of BellSouth under the Indenture and the Support Agreement. Thereafter, except in the case of a lease, all such obligations of the Company or BellSouth, as the case may be, shall terminate. (Sections 5.01 and 5.02.)

     BellSouth or a subsidiary thereof may assume the payment of the principal of and interest on all Securities and any coupons and the performance of every covenant of the Indenture on the part of the Company. Upon such assumption, BellSouth or such subsidiary shall have the same rights and obligations as the Company under the Indenture, and the Company shall be released from its liability thereunder. (Section 5.03.)

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default" with respect to a series of Securities: (i) default in the payment of interest on any Security of such series for 90 days; (ii) default in the payment of the principal of any Security of such series; (iii) failure by the Company or BellSouth for 90 days after notice to it to comply with any of its other agreements with respect to the Securities of such series set forth in the Indenture in any supplemental indenture under which the Securities of that series may have been issued (other than covenants relating only to other series) or in the Support Agreement; and (iv) certain events of bankruptcy or insolvency of the Company. A payment default with respect to one series is not a default with regard to any other series of Securities issued pursuant to the Indenture. (Section 6.01.) If an Event of Default occurs with respect to the Securities of any series, and is continuing, the Trustee or the Holders of at least 25% in principal amount of all of the outstanding Securities of that series may declare the principal (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of, and any accrued interest on, all the Securities of that series to be due and payable. Securities of all other series will be unaffected. Upon such declaration, such principal (or, in the case of Original Issue Discount Securities, such specified amount) and interest will become due and payable immediately. (Section 6.02.)

     Securityholders may not enforce the Indenture, the Securities or the Support Agreement, except as provided in the Indenture and the Support Agreement. (Section 6.06.) The Trustee may require indemnity
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

satisfactory to it before it enforces the Indenture, the Securities or the Support Agreement. (Section 7.01(e).) Subject to certain limitations, holders of a majority in principal amount of the Securities of each series affected may direct the Trustee in its exercise of any trust power with respect to Securities of that series. (Section 6.05.) The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. (Section 7.05.)

AMENDMENT AND WAIVER

     Subject to certain exceptions, the Indenture and the Securities may be amended or supplemented by the Company, BellSouth and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Securities of each series affected by the amendment or supplement, and compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of outstanding Securities of each series affected by such waiver. However, without the consent of each Securityholder affected, an amendment or waiver may not (i) reduce the amount of Securities whose holders must consent to an amendment or waiver; (ii) reduce the rate of or change the time for payment of interest on any Security; (iii) reduce the principal of, or change the fixed maturity of, any Security; (iv) waive a default in the payment of the principal of or interest on any Security; (v) make any security payable in money other than that stated in the Security; (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Securities; or (vii) amend or terminate the Support Agreement to the detriment of the Securityholders. (Section 9.02.)

     The Indenture may be amended or supplemented without the consent of any Securityholder (i) to cure any ambiguity, defect or inconsistency in the Indenture or in the Securities of any series; (ii) to secure the Securities under the circumstances set forth under "Liens on Assets" set forth above; (iii) to provide for the assumption of all the obligations of the Company or BellSouth, as the case may be, under the Securities and any coupons related thereto and the Indenture in connection with a merger, consolidation or transfer or lease of the Company's or BellSouth's property and assets substantially as an entirety as provided for in the Indenture; (iv) to provide for the assumption by BellSouth or a subsidiary thereof of all obligations of the Company under the Securities and any coupons related thereto and the Indenture; (v) to provide for the issuance of, and establish the form, terms and conditions of, a series of Securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of securities;
(vi) to provide for uncertificated Securities in addition to or in place of certificated Securities; (vii) to add to rights of Securityholders or surrender any right or power conferred on the Company; or (viii) to make any change that does not adversely affect the rights of any Securityholder. (Section 9.01.)

CONCERNING THE TRUSTEE

     BellSouth and certain of its affiliates maintain banking relationships in the ordinary course of business with the Trustee and certain of its affiliates.

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell the Securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through dealers, (iv) through underwriters or (v) through a combination of any such methods of sale.

     The distribution of the Securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices or (iv) at negotiated prices.

     Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is

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

defined in the Securities Act of 1933, as amended (the "Securities Act"), involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less).

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     If an underwriter or underwriters are utilized in the sale, the Company and BellSouth will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriter will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which the Prospectus is delivered to the public.

     Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company and BellSouth, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

DELAYED DELIVERY ARRANGEMENTS

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if the Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL OPINIONS

     Charles R. Morgan, Executive Vice President and General Counsel of BellSouth, is passing upon the legality of the Securities for the Company.

     On behalf of dealers, underwriters or agents, Davis Polk & Wardwell is passing upon certain legal matters in connection with the offering of the Securities.

                                    EXPERTS

     The financial statements of BellSouth included in its Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated by reference herein, have been audited by Coopers & Lybrand L.L.P., independent accountants, to the extent and for the periods indicated in their report relating to such financial statements, which is also incorporated by reference herein, and have been so included in reliance upon the report of Coopers & Lybrand L.L.P., given upon their authority as experts in auditing and accounting.

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